FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                 RENT-WAY, INC.
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             (Exact name of registrant as specified in its charter)

         Pennsylvania                          25-1407782
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(Sate of incorporation or organization)       (I.R.S. Employer
                                               Identification No.)

One RentWay Place, Erie, Pennsylvania                16505
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(Address of principal executive offices)           (Zip Code)

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |X|

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |_|

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                Name of each exchange on which
         To be so registered                each class is to be registered

         Common Stock, No Par Value         New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)


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Item 1.  Description of Registrant's Securities to be Registered

                  Common Stock, No Par Value

                  The capital stock of Rent-Way, Inc. (the "Company" or "Registrant") to be registered on the New York Stock Exchange, Inc. (the
"Exchange"), is the Registrant's Common Stock, no par value per share. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Company's Board of Directors may from time-to-time determine. Each shareholder is entitled to one vote per share on all matters to be voted on by shareholders, except that shareholders, pursuant to Pennsylvania law, are entitled to cumulative voting in the election of directors. Cumulative voting means that a shareholder is entitled to a number of votes equal to the number of shares held by such shareholder multiplied by the number of directors to be elected, and all of such votes may be cast for one nominee or distributed among any two or more nominees. The Common Stock is not entitled to preemptive rights and is not subject to redemption. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to holders will be distributed ratably among such holders.

                  Certain provisions of the Company's Articles of Incorporation (the "Articles") and the Company's by-laws (the "By-Laws") may make the Company a less attractive target for acquisition by an outsider who does not have the support of the Company's directors. There are 1,000,000 authorized and unissued shares of preferred stock (the "Preferred Stock"). The existence of authorized but unissued Preferred Stock may enable the Company's Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy consent or otherwise. The Articles grant the Company's Board of Directors broad power to establish the rights and preferences of authorized and unissued Preferred Stock.

                  The By-Laws of the Company provide for three classes of directors, as nearly equal in number as possible, with the term of office of at least one class expiring each year. The members of a class are elected for a term of three years and until their respective successors have been elected and qualified. The impact of such classification of the directors on the cumulative voting rights of shareholders will be to limit the number of shares that any shareholder may cumulate in the election of directors to the number of shares held by such shareholder multiplied by the number of directors in the class to be elected. The By-Laws also provide that only the Board of Directors may call special meetings of the shareholders and that the entire Board of Directors, or any class of the Board, or any individual director may be removed from office by vote of the shareholders entitled to vote thereon only for cause. In addition, the By-Laws establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors to be brought before meetings of shareholders of the Company. These procedures provide that notice of such shareholder proposals must be timely given in writing to the Secretary of the Company prior to the meeting at which the action is to be taken. Under the By-Laws, to be timely, notice must be received by the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors. Such notice must also contain certain information specified in the By-Laws.

                  While the foregoing provisions will not necessarily prevent take-over attempts, they may discourage an attempt to obtain control of the Company in a transaction not approved by the Company's Board of Directors by making it more difficult for a third party to obtain control in a short time and impose its will on the remaining shareholders of the Company.

Item 2.  Exhibits

                  1. All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.



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                                   SIGNATURES


                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 RENT-WAY, INC.



                              By:/s/ Jeffrey A. Conway
                                     Jeffrey A. Conway
                                     Vice President and Chief Financial Officer

Dated:  September 30, 1998